Exhibit 99.1

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
 (in thousands, except per share data)

	13 weeks ended				52 weeks ended
	May 1,	July 31,	October 30,	January 29,	January 29,
	2004	2004	2004	2005	2005
Sales	$1,058,197	1,100,349	1,042,277	1,672,772	4,873,595
Cost of sales and occupancy	750,414	775,719	733,523	1,126,963	3,386,619

Gross profit	307,783	324,630	308,754	545,809	1,486,976

Selling and administrative expenses	244,434	252,620	259,661	295,630	1,052,345
Depreciation and amortization	44,925	45,812	46,215	44,601	181,553
Pre-opening expenses	2,648	2,247	2,099	1,868	8,862

Operating profit	15,776	23,951	779	203,710	244,216
Interest expense, net	(4,497)	(3,706)	(2,155)	(670)	(11,028)
Other expense	—	(14,582)	—	—	(14,582)

Income before taxes and minority interest	11,279	5,663	(1,376)	203,040	218,606
Income taxes	4,587	2,308	(561)	87,666	94,001

Income before minority interest	6,692	3,355	(815)	115,374	124,605
Minority interest	538	496	812	(3,076)	(1,230)

Income from continuing operations	7,230	3,851	(3)	112,298	123,375
Income from discontinued operations (net of income tax)	4,215	4,883	7,572	3,331	20,001

Net income	$11,445	8,734	7,569	115,629	143,376

Basic income per common share:
Income from continuing operations	$0.11	0.06	—	1.60	1.79
Income from discontinued operations	0.06	0.07	0.11	0.05	0.29

Net income	$0.17	0.13	0.11	1.65	2.08

Diluted income per common share:
Income from continuing operations	$0.10	0.05	—	1.52	1.68
Income from discontinued operations	0.06	0.07	0.10	0.04	0.25

Net income	$0.16	0.12	0.10	1.56	1.93

Weighted average common shares outstanding
Basic	68,146	68,591	69,443	69,894	69,018
Diluted	70,717	71,052	72,049	73,960	75,696

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	70.9%	70.5%	70.4%	67.4%	69.5%

Gross profit	29.1%	29.5%	29.6%	32.6%	30.5%

Selling and administrative expenses	23.1%	23.0%	24.9%	17.7%	21.6%
Depreciation and amortization	4.2%	4.2%	4.4%	2.7%	3.7%
Pre-opening expenses	0.3%	0.2%	0.2%	0.1%	0.2%

Operating profit	1.5%	2.2%	0.1%	12.2%	5.0%
Interest expense, net	-0.4%	-0.3%	-0.2%	0.0%	-0.2%
Other expense	0.0%	-1.3%	0.0%	0.0%	-0.3%

Income before taxes and minority interest	1.1%	0.5%	-0.1%	12.1%	4.5%
Income taxes	0.4%	0.2%	-0.1%	5.2%	1.9%

Income before minority interest	0.6%	0.3%	-0.1%	6.9%	2.6%
Minority interest	0.1%	0.0%	0.1%	-0.2%	0.0%

Income from continuing operations	0.7%	0.4%	0.0%	6.7%	2.5%